Exhibit 99.1

FOR IMMEDIATE RELEASE
  October 13, 2003

          Group 1 Software Announces Preliminary Second Quarter Results
                 Net Earnings and EPS In Line with Expectations

Lanham, MD -- Group 1 Software (Nasdaq: GSOF) today announced preliminary results for its second fiscal quarter ended September 30, 2003. The Company anticipates that net income for the quarter will be in the range of $2.4 to $2.6 million, an increase of 20% to 30 % compared with $2.0 million in the second quarter of the prior fiscal year. Earnings per share is expected to be in the $0.15 to $0.16 range, compared with $0.14 the prior year, despite a substantially higher diluted share count this year.

The Company expects second quarter revenue of approximately $25.0 million, level with the prior year's second quarter revenue. The revenue shortfall vs. expectations was primarily in the DOC1 division. Revenue grew in the Enterprise Solutions division. In addition, that division closed a $3.0 million contract, the biggest in Group 1's history; nearly all of the revenue from this transaction was deferred to future quarters.

"With respect to DOC1 division's revenue performance, DOC1 is most often a replacement technology, and consequently, DOC1 sales can be postponed more easily given the present very tight IT budgets at many companies," said Bob Bowen, CEO of Group 1 Software.

None of the projected financial results for the September 30 quarter reflects the impact of the Sagent asset acquisition. That transaction was effective October 1, 2003, and those assets, along with the associated Sagent personnel, are being incorporated into Group 1's operations.

"We are resetting our revenue guidance for the balance of the fiscal year ending March 31, 2004 to reflect the inclusion of the Sagent acquisition and the softness in the DOC1 market," said Mark Funston, CFO of Group 1 Software. "We project revenue growth for the six month period ending March 31, 2004 in the range of 31% to 33% and net earnings growth (excluding non-recurring costs) in the range of 5% to 10% over the same period in the prior fiscal year, including anticipated dilution of approximately $1.0 million in amortization of purchased intangibles from the acquisition. Net earnings growth before the amortization of purchased intangibles is projected to be in the range of 16% to 21% over fiscal year 2003."

Mr. Bowen concluded "Although our company-wide revenue for the second quarter was only flat vs. the prior year, we remain excited about the prospects of Group 1 Software both before and with the Sagent asset acquisition. Specifically, we are very encouraged by the interest of Group 1 customers in Sagent's technology. Sagent's market leading data integration and business geographics software provide complementary additions to Group 1's existing product suite. Additionally, Sagent's strong global presence offers strategic sales and distribution opportunities for Group 1's core technology in large and growing markets such as Japan, South Korea, China and other areas of Southeast Asia, while increasing Group 1's market strength in Europe."

More information on Group 1's second quarter results will be available on October 29, 2003 when the company anticipates reporting its final results and hosting a conference call to discuss those results.

Group 1 Software (Nasdaq: GSOF) is a leading provider of solutions that help over 3,000 organizations worldwide maximize the value of their customer data. Group 1 provides industry-leading technologies that allow businesses to cleanse and enrich their corporate data, generate personalized customer communications and integrate and deliver data across the enterprise. These technologies are essential components of enterprise applications including customer relationship management (CRM), enterprise resource planning (ERP) and business intelligence systems. Founded in 1982 and headquartered in Lanham, Maryland, Group 1 offers solutions utilized by leaders in the financial services, banking, GIS/mapping, retail, telecommunications, utilities, insurance and other industries. The company's customer base includes such recognized names as Charles Schwab, Entergy, GEICO, L.L. Bean, QVC, Siemens, Wal-Mart and Wells Fargo. For more information about Group 1, visit the company's Web site at http://www.g1.com.

                                       ###

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995. Words like "expect Group 1," "project," "remain excited," "are encouraged, "offer," and "provide" are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this press release. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of unanticipated events. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. Group 1 Software, Sagent and DOC1are registered trademarks of Group 1 Software, Inc.

Contacts

Mark Funston, CFO, Group 1 Software at 301.918.0381 or mark_funston@g1.com

David Peikin, Corporate Communications Manager, Group 1 Software at 301.918.0818 or pr@g1.com

Charles Messman, MKR Group at 626.395.9500

                                    Signature

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2003

                                        Group 1 Software, Inc.


                                        By: /s/ Mark D. Funston
                                        ----------------------------------
                                        Name: Mark D. Funston

                                        Title: Chief Financial Officer